                                                                    EXHIBIT 10.8

                             COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (the "Agreement"), effective as of March 1, 1998 (the "Effective Date"), is made by and between Symyx Technologies, a California corporation, having a principal place of business at 3100 Central Expressway, Santa Clara, California 95051 ("Symyx"), and Bayer AG, a German corporation, having a principal place of business at D-51368 Leverkusen, Germany (the principal contributor and participant within Bayer) and its Affiliates (collectively, "Bayer").

                                   BACKGROUND

A. Symyx owns and is developing novel, proprietary methods for the combinatorial preparation and screening of novel materials;

B. Bayer is a worldwide-represented German chemical and pharmaceutical corporation with diversified business units across multiple industry segments and interests in actively developing and utilizing novel technologies and materials;

C. Symyx and Bayer desire to collaborate to conduct materials discovery research and development focused on [******], as well as such additional materials and activities as may be agreed upon by the parties;

D. Symyx and Bayer have entered into that certain Interim Research Funding Agreement effective as of September 1, 1997, as amended by that certain Amendment to Interim Research Funding Agreement effective as of December 1, 1997 (as amended, the "Interim Research Funding Agreement"); and

E.      [******]

        NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein, it is agreed by and between the parties as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        As used herein, the terms in this Agreement shall have the meanings set forth in Exhibit A.

                                    ARTICLE 2

                                RESEARCH PROGRAM

        2.1 Research Activities. Subject to the terms and conditions set forth herein, the parties shall conduct collaborative research in connection with the Research Program. The parties intend to conduct the Research Program on a collaborative basis, and agree to cooperate in the identification of Lead Compounds.



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                2.1.1 Symyx Responsibilities. During the term of the Research
Program, Symyx shall use its reasonable efforts to identify Lead Compounds in accordance with applicable Project Plans and, in that regard, to prepare and screen Libraries in the Research Program, one or more of which Libraries may, in Symyx's discretion, be prepared by Symyx outside the Research Program but used for screening in the course of performing the Research Program. Symyx shall keep the RFC responsible for a particular Field fully informed of its activities in respect of each Project within such Field. Notwithstanding any other provision of this Agreement, Symyx shall not, without its consent, be required to perform research activities other than in accordance with the Project Plans, or utilize a total number of Symyx Full-Time Equivalent ("FTE") research positions in excess of the number of FTE's funded in the Research Expenses and paid for by Bayer.

                2.1.2 Bayer Responsibilities. During the term of the Agreement, Bayer shall use its reasonable efforts to (i) provide Symyx with background information and technical information available to Bayer that is necessary to Symyx in setting up and conducting the Projects within the Research Program, and
(ii) provide other support and assistance necessary for the conduct of the Research Program as set forth in the Project Plans or as mutually agreed by the parties, including but not limited to providing chemical reagents, characterization protocols, and other relevant information for the conduct of the Research Program. Bayer shall keep Symyx fully informed of Bayer's testing and development of Agreement Compounds and/or Program Technology, during the term of the Research Program, Bayer shall keep the RFC responsible for each Project apprised of the progress and technical issues relating to the development of Agreement Compounds and commercialization of Products, or commercial exploitation of Program Technology, resulting from such Project.

                2.1.3 Interim Research. It is understood and agreed that research activities performed under the Interim Agreement shall be considered to be work performed in the Research Program for all purposes of this Agreement, including without limitation royalty obligations set forth herein; provided, however, that payments made from Bayer to Symyx under the Interim Research Funding Agreement shall not offset or reduce the payments provided under Article 6 of this Agreement.

        2.2 Fields and Projects.

                2.2.1 Initial Fields. The Research Program shall initially include the following Fields: [******].

                        (a) Addition of [******] Field. Upon written agreement of the parties, including approval [******], on or before May 1, 1998 setting forth mutually agreeable terms which may include amendments to sections of this Agreement, the Research Program may be expanded to include the [******] Field, which shall be defined as [******]. It is understood that upon addition of the [******] Field to the Research Program, Symyx will dedicate [******] FTEs to research activities in the [******] Field during the period from May 1, 1998 to March 1, 1999, and will dedicate [******] FTEs to research activities in the [******] Field during the period from March 1, 1999 to March 1, 2000.

                        (b) Bayer Election to Reduce [******] Field. In the event that the



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Research Program has not been expanded to include one or more Projects concerning [******] (including without limitation the Projects described in Section 2.3) on or before June 1, 1998, then Bayer may elect to reduce the number of Symyx FTEs within the [******] Field from [******] FTEs to [******] FTEs for the period from the effective date of such reduction to March 1, 1999, and from [******] FTEs to [******] FTEs for the period from March 1, 1999 to March 1, 2000. In the event that Bayer so elects to reduce the [******] Field,
(i) the funding payments from Bayer to Symyx will be reduced as set forth in
Section 6.2.1(a), and (ii) Symyx shall not be obligated to utilize more than an average of [******]) FTEs per year in the [******] Field from the effective date of such election to March 1, 1999 and [******] FTEs per year in the [******] Field from March 1, 1999 to March 1, 2000.

                2.2.2 Addition and Expansion of Fields. Upon mutual written agreement of the parties, the Initial Fields may be expanded to include additional Projects or the Research Program may be expanded to include one or more additional Fields. In conjunction with expansion of the Research Program to include a new Field, it is understood that the parties will need to reach agreement regarding the description or definition of the Field, funding for research in the Field, identification of one or more Projects to be conducted within the Field, and the term of such Projects, among other things. It is understood that the parties may agree to reallocate or rebudget resources when the parties agree to add a new Field or Project to the Research Program, and that if the parties agree to such reallocation, the addition of a new Field or Project will not necessarily require an increase in total funding from Bayer.

                2.2.3 Projects; Project Plans. A brief description of the initial Projects in each Field and the Project Plans for each of these initial Projects have been agreed in writing prior to the Effective Date.

                2.2.4 Identification of Lead Compounds. The procedure for the identification of Lead Compounds by Symyx is set forth on Exhibit B hereto.

                2.2.5 Termination of Fields. Fields may be terminated by unanimous agreement of the Executive Committee. The RFC for a particular Field may recommend to the Executive Committee that the research activities with respect to such Field should be terminated. At the request of either party, the Executive Committee will discuss possible reallocation of resources consistent with maintained funding by Bayer at the levels set forth in Section 6.2.1; provided, it is understood that if the Executive Committee does not agree upon such reallocation and still terminates a Field, the funding payments from Bayer to Symyx will decrease proportionally to the number of FTE's no longer being used for such Field. The parties will attempt to implement a smooth transition in connection with any such termination or reallocation, including provision of reasonable resources and time frames for wind-down or scale-back of the Project in such Field.

        2.3 [******]

        2.4 Research Program Term.

                2.4.1 [******]

                2.4.2 Extension of Research Program Term. Both parties intend to identify and



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propose additional Projects (including appropriate product driven targets) that will justify the extension of the Research Program, and agree that not less than six (6) months before expiration of the Initial Research Term and any Extended Research Term, the Executive Committee will meet to discuss possible Projects for extension of the Research Program. Upon written agreement of the parties, the Research Program Term may be extended up to three (3) years (the "Extended Research Term"). Except as the parties may otherwise agree, the funding for the Extended Research Term, if any, shall be not less than [******] from March 1, 2000 to February 28, 2001, not less than [******] from March 1, 2001 to February 28, 2002, and not less [******] from March 1, 2002 to February 28, 2003.

        2.5 Field Exclusivity. Subject to Bayer's continuing payment to Symyx of Research Expenses for a Field, Symyx will not conduct research in such Field for any third party or on its own behalf, during the Research Program Term, other than under this Agreement. During the period for which Bayer originally committed to make Research Funding Payments for a given Field (as set forth in this Agreement for Initial Fields and as agreed by the parties for any additional Fields), Symyx will give Bayer thirty (30) days written notice in the event exclusivity set forth in this Section 2.5 no longer applies for such Field due to Bayer discontinuing payment, and on request of Bayer, the parties will discuss what payments, if any, are needed to maintain exclusivity; provided, however, that Symyx shall not be required to provide such notice to Bayer if the parties have agreed in writing that the exclusivity set forth in this Section
2.5 no longer applies for such Field.

        2.6 [******]

        2.7 Records. Symyx and Bayer shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program (including information sufficient to establish dates of conception and reduction to practice of inventions).

        2.8 Activities Following Research Program. Except as expressly provided otherwise under the terms of this Agreement, Bayer shall, at Bayer's or its Sublicensees' expense, be responsible for conducting all development of Agreement Compounds and Products within the Field following the completion of the Research Program and all commercialization of Products in the Field to which Bayer retains rights under this Agreement, and, subject to and in accordance with the licenses, rights and obligations set forth in this Agreement, Bayer shall have the right in its exclusive discretion to conduct such development and commercialization.



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                                    ARTICLE 3
                           MANAGEMENT AND INFORMATION

        3.1 Executive Committee.

                3.1.1 Responsibility. Symyx and Bayer shall establish a committee (the "Executive Committee") to (i) oversee and to direct the overall relationship between Symyx and Bayer, (ii) add, modify and terminate Fields and Projects within such Fields, (iii) approve budgets for conduct of the Research Program, (iv) identify and recommend additional fields for potential expansion or extension of the Research Program, and (v) resolve any issues which a Research Field Committee is unable or not authorized to resolve, and (vi) review and modify as necessary the Lead Compound identification and approval process.

                3.1.2 Membership. The Executive Committee shall be comprised of three (3) representatives from each party, with each party's representatives selected by the party. Either party may replace their respective Executive Committee members at any time, upon written notice to the other party. It is understood that Bayer's representatives on the Executive Committee may include one representative from Central Research and each business group and Affiliate of Bayer participating in a Project, up to a total of three (3) persons.

                3.1.3 Meetings. The Executive Committee shall meet at least twice per year at locations agreed by the parties, or more frequently as decided by the Executive Committee. With the consent of the parties, other representatives of Symyx or Bayer may attend Executive Committee meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. Executive Committee members may participate in any such meeting in person, by telephone, or by televideo conference. Symyx shall prepare minutes of each Executive Committee meeting, which minutes shall be approved and signed by Executive Committee representatives of each party.

                3.1.4 Decision Making. Decisions of the Executive Committee shall be made by unanimous approval. In the event the Executive Committee is unable to resolve an issue, it will be referred to the responsible representative of the Board of Directors of Bayer and the Chairman of the Board of Symyx for resolution, and such persons shall discuss such matter within thirty (30) days.

                3.1.5 Additional Fields and Projects. The Executive Committee shall consider and evaluate proposed additional fields and projects for the potential expansion or extension of the Research Program proposed by representatives of either party. If the Executive Committee determines that the addition of a given field or Project or extension of an existing Field is appropriate and desirable, the Executive Committee will recommend such additional field or project, or such extension of a Field, to the parties and the parties will negotiate in good faith the terms and conditions upon which such additional field or Project may be added or extended; however, it is understood that neither party shall be obligated to agree to or accept such terms and conditions. It is understood that Symyx shall not be obligated to perform any additional research activities without its prior consent.

        3.2 Research Field Committees.



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

                3.2.1 Responsibilities. Bayer and Symyx will establish a committee for each Field to oversee and review the technical direction of research activities within a Field (the "Research Field Committee," or "RFC"). The responsibilities of each Research Field Committee shall include: (i) establishing and modifying the Lead Criteria for each Project in the applicable Field, (ii) determining whether a particular compound identified in a Project in that Field meets the Lead Criteria, in accordance with the procedure set forth in Exhibit B to this Agreement, (iii) defining the activities and milestones for each Project in the Field, (iv) monitoring and reporting research progress for the Field for which it is responsible, and ensuring open exchange between both parties, (v) preparing and prioritizing lists of potential additional Projects for the Field, (vi) evaluating results of Projects in the Field and potential modifications to Project Plans, (vii) making recommendations regarding the approval of budgets for Projects in the Field, and (viii) coordinating all patent activities arising from Projects in the Field. From time to time, a RFC may invite additional non-voting experts and establish subcommittees, such as a patent committee, to oversee particular tasks or activities. The RFC may, by unanimous agreement, amend the Project Plans of Projects within the applicable Field, provided, however, that the RFC shall not alter the funding for any Project without the prior agreement of the Executive Committee.

                3.2.2 Membership. Each RFC shall include an equal number of representatives from Bayer and Symyx, up to three (3) persons from each, each party's representatives selected by that party. The parties will each designate one of their own representatives as the leader of their representatives on the RFC to help coordinate activities of the RFC. Symyx and Bayer may each replace its RFC representatives and leaders at any time, upon written notice to the other party. Each RFC shall be chaired as agreed by the parties.

                3.2.3 Meetings. During the term of the applicable Project, each RFC shall meet quarterly at regular intervals, or more frequently as agreed by the RFC, at such locations as the parties agree. With the consent of the parties, other representatives of Symyx or Bayer may attend RFC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. RFC members may participate in any such meeting in person, by telephone, or by televideo conference. Symyx shall prepare minutes of each RFC meeting, which minutes shall be approved and signed by RFC representatives of each party, and will prepare a list of action items determined by the RFC in each formal meeting for submission to the Executive Committee.

                3.2.4 Decision Making. Decisions of each RFC shall be made by unanimous approval. In the event that unanimous agreement on any matter is not achieved within the RFC, the matter will be referred to the Executive Committee for resolution.

                                    ARTICLE 4
                              INTELLECTUAL PROPERTY

        4.1 Program Technology. Subject to 4.3, title to all inventions and other intellectual property made by employees or agents of Bayer and Symyx in the course of and in connection with the Research Program shall be deemed owned jointly by Symyx and Bayer, excluding

Combinatorial Chemistry Technology. It is understood that, except as otherwise expressly provided in this Agreement, both Bayer and Symyx may use, sublicense, commercialize, or otherwise exploit all such jointly-owned technology without the consent of, or obligation to account to, the other party.

        4.2 Law. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice pursuant to this Agreement shall be determined in accordance with applicable law in the country where the invention is made, subject to the express provisions of this Agreement regarding rights of ownership and grant of licenses.

        4.3 Combinatorial Chemistry Technology. Symyx shall retain sole ownership of, and all rights to, Combinatorial Chemistry Technology, and any inventions or discoveries conceived or reduced to practice or otherwise developed by Symyx and/or Bayer relating to Combinatorial Chemistry Technology, developed in connection with the conduct of the Research Program.

        4.4 Reserved Rights. Symyx shall not have any right to combinatorial technologies developed by Bayer outside the Research Program, and Bayer shall not have any obligation to disclose the same to Symyx. Bayer shall not have any right in or to any Combinatorial Chemistry Technology or to Symyx Technology or any intellectual property developed by Symyx outside the Research Program, except as expressly set forth in this Agreement, and Symyx shall not have any obligation to disclose the same to Bayer.

        4.5 Notice of Inventions. Symyx and Bayer shall promptly report to the RFC of each Field any inventions relating to Lead Compounds or Program Technology or Combinatorial Chemistry Technology made in the course of performing the Research Program.

        4.6 Cooperation. Each of Bayer and Symyx shall keep the other informed as to the status of patent and patent prosecution matters defined in this
Article 4, including without limitation, by providing the other the opportunity to fully review and comment on any documents as far in advance as possible of filing dates and prosecution deadlines, and providing the other copies of any substantive documents that such party receives from such patent offices promptly after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, potential litigation, or requests for patent term extensions. Bayer and Symyx shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request.

        4.7 Patent Prosecution.

                4.7.1 Patent Committee. The Executive Committee may establish a committee (the "Patent Committee") to facilitate the filing, prosecution, and maintenance of patent applications and patents within the Program Technology. The Patent Committee shall be comprised of an equal number of representatives from each party, and each party shall designate one person to serve as the Patent Committee Leader for that party. The Patent Committee shall be responsible to discuss issues of patent strategy, including without limitation, issues of where to file patent applications, whether to abandon patent applications, and how the costs of such prosecution and maintenance will be funded. The Patent Committee shall also endeavor to open and facilitate appropriate lines of communication between the parties, the Executive Committee, and the RFC's regarding the filing, prosecution, and maintenance of patent applications and patents within the Program Technology. Decisions of the Patent Committee shall be made by unanimous approval. In the event the Patent Committee cannot resolve an issue by unanimous agreement, the matter will be referred to the Executive Committee for resolution.

                4.7.2 Responsibilities.

                (a) Inventions by Symyx. Except as provided in Section 4.7.3, Symyx shall, in its discretion, be responsible for preparing, filing, prosecuting and maintaining patent applications and patents relating to inventions within the Program Technology made by employees or agents of Symyx, but not Bayer, in the course of performing the Research Program, and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents, as it deems appropriate, at Symyx's expense.

                (b) Inventions Made Jointly.

                        (i) The parties will cooperate to file, prosecute and maintain patent applications covering inventions with the Program Technology made jointly by employees or agents of Bayer and employees or agents of Symyx in countries agreed by the parties. The parties shall agree which parties shall be responsible for conducting such activities with respect each such invention. Except as otherwise expressly provided in this Agreement, the parties will share equally all expenses and fees associated with the filing, prosecution, issuance and maintenance of any patent application and resulting patent for each such invention in the agreed countries.

                        (ii) In the event that either party wishes to seek patent protection with respect to any inventions with the Program Technology made jointly by employees or agents of Bayer and employees or agents of Symyx in a country the other is not interested in pursuing patent protection, it shall notify the other party hereto. If the other party wishes to seek patent protection with respect to such a jointly-made invention in such country or countries, it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense.

                (c) Inventions by Bayer. Bayer shall, in its discretion, be responsible for preparing, filing, prosecuting and maintaining worldwide in such countries it deems appropriate, patent applications and patents relating to all inventions within the Program Technology made by employees or agents of Bayer, but not Symyx, in the course of performing the Research Program, and conducting any interferences, re-examinations, reissues and oppositions relating thereto as it deems appropriate, at Bayer's expense.

                4.7.3 Symyx Election Not to Prosecute; Bayer Right to Prosecute.

                        (a) Symyx Election. In the event that Symyx desires to discontinue prosecution of a patent application filed by Symyx (or filed jointly by Symyx and Bayer) pursuant to Section 4.7.2(a) or 4.7.2(b), or desires not to file or conduct any further activities with respect to a patent application or patent subject to such sections, Symyx shall notify the Patent Committee or Executive Committee, and the parties will discuss the appropriate means to proceed with respect to such patent or patent application. In the event the Patent Committee, the

Executive Committee, and the management of the parties cannot within sixty (60) days determine an appropriate means to proceed with respect to such patent or patent application, that is mutually agreeable to the parties, then Symyx may elect upon sixty (60) days prior notice to discontinue prosecution of any patent applications filed by Symyx pursuant to Section 4.7.2(a) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Section.

                        (b) Bayer Prosecution. In the event Symyx declines to file or, or having filed, fails to further prosecute or maintain any patent applications or patents as described in Section 4.7.3(a), or declines or fails to conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then, subject to Symyx's agreements with third parties, Bayer shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct such proceedings at its sole expense, and shall consult with Symyx in connection with all such activities. In such case, Symyx shall immediately execute all necessary documents that may be required in order to enable Bayer to file, prosecute and maintain such patent application and to conduct any such proceedings. If such patent or patent application is filed, prosecuted or maintained by Bayer and if Bayer sells Products the manufacture, use, or sale of which is covered by such patent and no other patent within the Program Technology in the country where such Products are made or sold, then Bayer may credit its costs and expenses in filing, prosecuting, or maintaining such patent or patent application ("Expenses") against royalties owed to Symyx for such Product under this Agreement as follows: for patents and patent applications under Section 4.7.2(a) [******] percent ([******] %) of such Expenses, and for patents and patent applications under Section 4.7.2(b) [******] percent ([******] %) of such Expenses; provided, however, that the royalties paid to Bayer shall not be so reduced any given quarter to less than [******] percent ([******] %) of the amount that would otherwise be due to Symyx. Nothing in this Section 4.7.3 shall affect the ownership rights set forth in this Article 4 or the licenses granted by the parties in Article 5 of this Agreement.

        4.8 Copies. Bayer shall promptly provide to Symyx and the Patent Committee a copy of any patent applications filed by Bayer and its Affiliates which are Sublicensees after the publication thereof during the term of this Agreement with respect to any Program Technology, including without limitation, Agreement Compounds. Symyx shall promptly provide to Bayer and the Patent Committee a copy of any patent applications filed by Symyx after the publication thereof during the term of this Agreement relating to any Program Technology, including without limitation, Agreement Compounds.

        4.9 Enforcement and Defense.

                4.9.1 Enforcement. Each party shall promptly notify the other of its knowledge of any potential infringement of the Program Technology by a third party.

                (a) If such infringement relates to a Product subject to this Agreement, the parties shall be entitled to jointly bring legal action necessary to enforce patents claiming inventions within the Program Technology for use in the Field. The EC will discuss whether to jointly bring action to abate such infringement. If the parties agree to jointly bring action to abate such infringement, the parties shall share the expenses (including without limitation attorneys'



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and expert fees) incurred in connection with such action, with Symyx paying
[******] of such expenses and Bayer paying [******] of such expenses. Any recovery by the parties in any such action shall be shared as follows: first, each party shall recover its expenses incurred in such action, and then the remainder shall be shared by the parties with Bayer receiving [******] of such amount and Symyx receiving [******] of such amount.

                (b) If either party notifies the other that it does not wish to take legal action against an infringement described in Section 4.9.1(a), or if the parties do not within six (6) months of the date they both have knowledge of the potential infringement agree to jointly take legal action, then either party shall have the right, but not the obligation, to independently take such action to abate such infringement at its own expense. If Symyx independently brings such action, Symyx shall control and be responsible for all expenses incurred in connection with such action and may retain all recoveries related to such action. If Bayer independently takes such action and Symyx does not take such action, then Bayer will have the right to choose to: (i) not offset any reasonable expenses incurred in connection with such action against royalties due Symyx with respect to a Product which utilizes the infringed patent in the affected country, or (ii) offset [******] of the reasonable expenses incurred in connection with such action against royalties due Symyx with respect to a Product which utilizes the infringed patent in the affected country, up to [******] of such royalties due in any year. In the event Bayer elects not to offset expenses as described in this Section 4.9.1(b)(i) above, Bayer will retain all recoveries related to such action. In the event Bayer elects to offset expenses as described in this Section 4.9.1(b)(ii), any recovery by Bayer in such action shall be divided as follows: first, Bayer shall recover its reasonable expenses incurred in such an action, second, Bayer shall reimburse Symyx for any royalties for which Bayer took an offset, and third, Bayer may retain [******] of any remainder and shall pay to Symyx [******] of such remainder.

                (c) If there is an infringement which does not relate to a Product of a patent covering a joint invention within the Program Technology, the parties shall discuss whether to jointly bring an action to abate such infringement. In the event that the parties do not wish to jointly bring such an action either party may seek to abate such infringement; provided, in such event, should the alleged third party infringer assert that one or more of the parties to this Agreement are necessary or indispensable to such proceedings, the other party hereto agrees to join in and participate in such proceedings, at the expense of and to the extent requested by the party initially participating in such suit.

                4.9.2 Infringement Claims. If the manufacture, sale or use of any Product pursuant to this Agreement because of the practice of the Program Technology or the Bayer Technology results in any claim, suit or proceeding alleging patent infringement against Symyx or Bayer (or its Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail. The Patent Committee or EC will discuss whether the parties should work together in responding to such action. Except as the parties may otherwise agree, the defendant shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Bayer Technology (in the case of Symyx) and the Program Technology (in the case of Bayer) is invalid or unenforceable, without the prior written consent of such other party. The defendant shall keep the other party hereto reasonably informed of all



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

material developments in connection with any such claim, suit or proceeding. Each party agrees that it will provide reasonable assistance and cooperation if the other party is a defendant in such an action, including reasonable access to documents, records, and witnesses at the defendant's expense. In the event Bayer disagrees Bayer Technology (in the case of Symyx) or Symyx disagrees the Program Technology (in the case of Bayer) is invalid or unenforceable, the parties shall meet to discuss and reach agreement. In the event agreement on this matter is not achieved within fifteen (15) days, the matter will be referred to the Chief Executive Officer of Symyx and the head of the corresponding Bayer business unit for resolution.

                                    ARTICLE 5

                                    LICENSES

        5.1 Program Technology.

                5.1.1 Bayer Field License. Subject to the terms and conditions of this Agreement, Symyx agrees to grant and hereby grants to Bayer an exclusive, worldwide, royalty-bearing license, with the right to sublicense, under Symyx's interest in the Program Technology solely to develop, make, have made, import, use, offer for sale, and sell Products for use in the applicable Field.

                5.1.2 Bayer Out of Field License. Symyx agrees to grant and hereby grants to Bayer an exclusive, worldwide, royalty-free license, with the right to sublicense, under Symyx's interest in Program Technology which was invented solely by Bayer employees and agents, to use such Program Technology outside of the Field and to develop, make, have made, import, use, offer for sale, and sell products other than for use in the applicable Field.

                5.1.3 Symyx Out of Field License. Bayer agrees to grant and hereby grants to Symyx an exclusive, worldwide, royalty-free license, with the right to sublicense, under Bayer's interest in Program Technology which was invented solely or jointly by Symyx employees and agents, to use such Program Technology outside of the Field and to develop, make, have made, import, use, offer for sale, and sell products other than for use in the applicable Field.

        5.2 Bayer Right of First Negotiation. Subject to Symyx's obligations to third parties, Bayer will have on a right of first negotiation to negotiate with Symyx to acquire an exclusive, worldwide, royalty-bearing license under Symyx's interest in Program Technology, with the right to sublicense, to develop, make, have made, import, use, offer for sale and sell products other than Products, as follows: (i) Symyx will provide notice if it wishes to pursue a particular product using Program Technology solely or jointly invented by Symyx employees, and in such event within sixty (60) days the parties shall commence negotiations; (ii) such negotiations shall continue for six (6) months from the date of such notice, or such longer period as the parties may agree; (iii) if Symyx and Bayer do not reach agreement within such six (6) months period, or such longer period as the parties may agree, Symyx may develop or commercialize such products (other than Products) with a third party or pursue such product itself without obligation to Bayer.

        5.3 Sublicenses. Subject to the terms and conditions of this Agreement Bayer shall have the right to sublicense the rights granted in Sections 5.1.1.,
5.1.2 and 5.4 to third parties,
including Affiliates of Bayer; provided that the terms of each such sublicense are consistent with the terms of this Agreement. It is understood that any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and that Bayer shall remain responsible for all applicable financial and other obligations under this Agreement for each such Sublicensee, including without limitation royalty payments due to Symyx hereunder with respect to sales of Products by any such Sublicensee. Bayer shall provide to Symyx at least the following information with respect to each of Bayer's sublicensees: (i) the identity of each sublicensee, and (ii) a description of the rights granted including scope as to both subject matter and territory.

        5.4 Symyx Technology. In the event that any patent rights within Symyx Technology are necessary for the development and manufacture or commercialization of a Product to which Bayer has a license pursuant to Section 5.1, Symyx will grant to Bayer a non-exclusive, worldwide royalty-free license, with the right to sublicense, under patent rights within Symyx Technology as of the Effective Date, solely to make, have made, import, use, offer for sale and sell such Product, in each case solely to the extent that Symyx has the right to grant such rights and solely to the extent that such license is necessary to enable Bayer or its sublicensee to exercise the rights granted in the licenses described in Section 5.1.

        5.5 Bayer Technology. Bayer agrees to grant, and hereby grants, to Symyx a nonexclusive, royalty-free license under the Bayer Technology to conduct the research activities in the Research Program. Notwithstanding Section 5.1 above, Symyx shall retain the right under the Program Technology to make, have made and use Agreement Compounds for its own research purposes (i.e., to develop, improve and validate its technology and intellectual property).

        5.6 Access to Combinatorial Chemistry. It is understood that Bayer and Symyx may, in the future, be interested in entering into an agreement on mutually agreeable terms and conditions whereby Bayer may obtain access to part of Symyx's Combinatorial Chemistry Technology. If Bayer desires to acquire access to part of the Combinatorial Chemistry Technology, Bayer may give Symyx written notice thereof. If Symyx is willing to grant, and has the right to grant, Bayer access to such technology, both parties will negotiate in good faith to try to determine mutually agreeable terms of an agreement whereby Bayer may obtain a non-exclusive royalty-bearing license to such part of the Combinatorial Chemistry Technology; however, it is understood that nothing herein shall obligate either party to negotiate, or enter into, such an agreement. It is understood that unless and until Symyx and Bayer enter into a written agreement granting such rights to Bayer, Symyx shall have the right, at any time and in its sole discretion, to develop, commercialize, sublicense to third parties (on an exclusive or nonexclusive basis), assign to third parties, or otherwise exploit Combinatorial Chemistry Technology without obligation to Bayer.

        5.7 Permitted Uses. Except as otherwise agreed in writing, neither Bayer nor its Affiliates nor Sublicensees shall develop or commercialize any Agreement Compound or Product except pursuant to the licenses set forth in Section 5.1.1 and 5.1.2 of this Agreement.

        5.8 No Conflict. During the term of this Agreement, Symyx shall not grant any license which Symyx, at the time, knows conflicts with the rights granted to Bayer in Sections 5.1.1, 5.1.2, 5.2 and 5.4.

        5.9 Third Party Rights. It is understood that Symyx is in the business of conducting research and development with third parties, and that Symyx will grant such third parties rights after the Effective Date to acquire licenses for compounds derived from libraries similar to Bayer's rights under this Article 5. It is understood and agreed that, even if Symyx complies with its obligations under this Agreement, compounds provided to third parties in the course of Symyx's other business activities may result in third party patent applications and patents, including patent applications and patents owned by such third parties, or owned jointly by Symyx and such third parties, which could conflict with patent applications and patents owned by Bayer, or jointly owned by Bayer and Symyx hereunder. In such event, Symyx agrees on request of Bayer to talk to such third party and discuss with such third party and Bayer the possibility of obtaining rights or licenses for Bayer with respect to such conflicting patents or patent applications.

                                    ARTICLE 6
                                    PAYMENTS

        6.1 "Research Expenses" shall be equal to the total number of Symyx Full-Time Equivalent ("FTE") research positions on all Projects in the Research Program multiplied by Symyx's FTE rate [******] per FTE per year as of the Effective Date, which rate will be increased annually to reflect changes in the Consumers Price Index, All Consumers, as published by the U.S. Bureau of Labor Statistics using 1998 as the base year).

        6.2 Research Program Payments.

                6.2.1 [******]

                6.2.2 Quarterly Payments. The amounts to be paid in connection with the Research Program with respect to each twelve (12) month period shall be paid quarterly in advance. The initial payment shall be made no later than five
(5) business days after March 1, 1998. Subsequent payments shall be made on or before the applicable quarterly anniversaries of March 1, 1998. All such payments are non-refundable and noncreditable.

                6.2.3 Modifications. Research Program Payments may only be changed with unanimous approval of the Executive Committee.

        6.3 Royalties.

                6.3.1 [******]

                6.3.2 [******]

                6.3.3 [******]

                        (i) [******]

                        (ii) [******]



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

                        (iii) [******]

                        (iv) [******]

                        (v) [******]

                        (vi) Impracticality. In the event that Bayer believes in good faith that the agreed split of value added Net Income will make it commercially impracticable to sell Products for use in manufacturing it may notify Symyx. In such a case, Symyx will be open to discussing this issue on a case-by-case basis.

                6.3.4 [******]

                6.3.5 Single Royalty; Non-royalty Sales. No royalty shall be payable under this Section 6.3 with respect to sales of Products among Bayer and its Affiliates for resale; and in no event shall more than one royalty be due hereunder with respect to any Product unit even if covered by more than one patent included in the Program Technology.

        6.4 [******]

        6.5 [******]

                (A) [******]

                (B) [******]

                (C) [******]

        6.6 [******]

                6.6.1[******]

                6.6.2 [******]

        6.7 [******]

                6.7.1 [******]

                6.7.2 [******]

        6.8 Royalties for New Projects. The parties will agree on the method of compensation for Products stemming from projects pursued under an expansion of this Agreement, prior to the addition of such Project in the corresponding Field.

        6.9 Royalty Term. Bayer's obligation to pay royalties to Symyx shall continue for each Product, on a country-by-country basis, until the later of (i) ten (10) years after the first commercial sale of such Product, or (ii) the expiration of the last to expire issued patent covering such Product on a country-by-country basis.



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    the omitted portions.

        6.10 Sublicenses. In the event that Bayer or its Affiliate grants a Sublicense under the Program Technology or Symyx Technology to a third party (other than an Affiliate of Bayer), Bayer shall pay to Symyx [******] per cent ([******] %) of all license fees, royalties, and other consideration (including the fair market value of any noncash consideration) received by Bayer and its Affiliates from each Sublicensee in respect of each such license or sublicense under the Program Technology or Symyx Technology, in addition to any royalties due to Symyx under Section 6.3, 6.4, 6.5, 6.6 or 6.7. Such fees, royalties, and consideration shall in all cases be negotiated at arms-length.

        6.11 Third Party Royalties. Bayer is responsible for all payments due to third parties for the manufacture, sale, or use of Products by Bayer, its Affiliates or Sublicensees.

        6.12 Trade Secret Royalties. The parties acknowledge and agree that the principal value contributed by Symyx is accelerated time to market, enhanced probability of success and the potential for multiple Agreement Compounds and that Symyx and/or Bayer may not own or control patents that cover the manufacture, use or sale of a particular Product. Bayer acknowledges and agrees that the value Bayer receives hereunder is in the conduct of research by Symyx and access to the Agreement Compounds, and accordingly Bayer shall pay the royalties at the rates specified in Section 6.3 (or an alternative amount agreed by the parties under Section 6.4, 6.5, 6.6, 6.7,or 6.8) , regardless of whether the applicable Agreement Compound or Product is covered by a patent application or patent within the Program Technology or Bayer Technology; provided, however, that if the applicable Agreement Compound or Product is not covered by a patent application or patent within the Program Technology or Bayer Technology, then the minimum royalties set forth in 6.3.3(iv) shall not apply.

        6.13 Products Without Patent Protection. If no patent or pending patent application within the Program Technology claims the method of making, use or sale of a Product or an Agreement Compound used in making a Product, Symyx and Bayer will use reasonable and appropriate efforts to maintain applicable trade secret protection, if any, of such Product or its manufacture.

                                    ARTICLE 7
                                     EQUITY

        7.1 Stock Purchase. On or before March 31, 1998, Bayer will have the option of purchasing up to US$ [******] of Symyx Series D Preferred Stock; provided, Bayer and Symyx enter into a Preferred Stock Purchase Agreement of substantially the form set forth in Exhibit D.

                                    ARTICLE 8
                           PAYMENTS; BOOKS AND RECORDS

        8.1 Royalty Reports and Payments. After the first commercial sale of a Product on which royalties are payable by Bayer or its Sublicensees hereunder, Bayer shall make quarterly written reports to Symyx within ninety (90) days after the end of each calendar quarter, stating in each such report, separately for Bayer and each Sublicensee, the number, description, and



                                      -15-

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

aggregate Net Sales, by country, of each Product sold during the calendar quarter upon which a royalty, or royalty alternative payment, is payable under
Section 6.3, 6.4, 6.5, 6.6, or 6.7 above. Concurrently with the making of such reports, Bayer shall pay to Symyx all royalties or royalty alternative payments due at the rates specified in such Sections.

        8.2 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Symyx. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to Article 6 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid within ten (10) days of the date such payments are due under this Agreement shall bear interest at the prime rate (as reported by the Bank of America, San Francisco, California, on the date such payment is due) plus an additional two percent (2%), calculated on the number of days such payment is delinquent; provided, however, that if the interest rate specified herein exceeds the maximum rate permitted by law, then Bayer shall only be obligated to pay interest at the maximum rate permitted by law. Nothing in this Section 8.2 shall prejudice any other rights or remedies available to Symyx hereunder or at law or equity.

        8.3 Currency Conversions. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

        8.4 Records; Inspection. Bayer and its Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm to whom Bayer has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 8.4 shall be at the expense of Symyx, unless a variation or error producing an increase exceeding five percent (5%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Bayer together with interest thereon from the date such payments were due at the prime rate (as reported by the Bank of America, San Francisco, California), plus an additional two percent (2%). Symyx agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Symyx to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to Symyx only that information which would be contained in a properly prepared royalty report by Bayer.

        8.5 Tax Matters. All royalty amounts and other payments required to be paid to

Symyx pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States (,,Withholding Taxes") to the extent Symyx and/or its Affiliates or their successors has the lawful rights to utilize the Withholding Taxes paid by Bayer as a credit against Symyx's and/or its Affiliates regular U.S. tax liability. Bayer shall provide Symyx a certificate evidencing payment of any Withholding Taxes hereunder.

                                    ARTICLE 9
                                  DUE DILIGENCE

        9.1 Due Diligence. Bayer shall use reasonable and diligent efforts to develop Agreement Compounds and commercialize Products in the relevant markets of the world. The parties may mutually agree on reasonable specific criteria to establish due diligence for each Project.

        9.2 [******]

                (i) [******]

                (ii) [******]

                (iii) [******]

        9.3 Lack of Diligence.

                9.3.1 [******]

                9.3.2 [******]

                9.3.3 [******]

        9.4 Reports. During the term of this Agreement, Bayer shall provide Symyx with written quarterly reports within thirty (30) days of the end of each six (6) month period providing at least the following information, (i) description of the status of the research and development activities conducted with respect to each Agreement Compound while in development; and (ii) the status of all patent applications claiming such Agreement Compounds. The reports as described in this Section shall contain sufficient information to allow Symyx to monitor Bayer's compliance with this Agreement. Until first commercial introduction of each royalty-bearing Product, Bayer shall keep Symyx apprised of the status of the commercial development of all such Products by semi-annually providing Symyx with a written report detailing such activities with respect to each such Product during the term of this Agreement. All reports and information provided under this Section 9.4 shall be deemed Confidential Information of Bayer.

                                   ARTICLE 10
                                 CONFIDENTIALITY



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

        10.1 Confidential Information. Except as otherwise expressly provided herein, the parties agree that, until the later of (i) ten (10) years after the Effective Date or (ii) five (5) years after termination of this Agreement, the receiving party shall not, except as expressly provided in this Article 10, disclose to any third party or use for any purpose any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement, except to the extent that it can be established by the receiving party by competent proof that such information:

                (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                (iv) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

                (v) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not disclose such information to others.

        10.2 Permitted Use and Disclosures. Each party hereto may (i) use Confidential Information disclosed to it by the other in conducting the Research Program and (ii) use or disclose Confidential Information disclosed to it by the other party, to the extent such information is within the Program Technology and such use or disclosure is reasonably necessary and permitted in (A) the exercise of such rights granted hereunder, (B) filing or prosecuting patent applications,
(C) prosecuting or defending litigation, (D) complying with applicable governmental regulations or court order or otherwise submitting information to tax or other governmental authorities, or (E) making a permitted sublicense or otherwise exercising license rights expressly granted by the other party pursuant to the terms of this Agreement; provided that if a party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

        10.3 Nondisclosure of Terms. Each of the parties hereto agrees not to disclose the terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or as customary in connection with a public offering of Symyx stock, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release and timing to announce the execution of this Agreement, and thereafter, Symyx and Bayer may each disclose to third parties the information contained in such press release without the need for further approval by the other. In addition, Bayer and Symyx may make public statements regarding the progress of the Research Program and the achievement of milestones with respect thereto, following consultation and mutual agreement, the consent of neither party not to be unreasonably withheld.

        10.4 Publication. Any manuscript by Symyx or Bayer describing the scientific results of the Research Program to be published during the term of the Research Program or within three (3) year after the end of the Research Program shall be subject to the prior review of the parties at least ninety (90) days prior to submission. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving party shall notify the disclosing party in writing within thirty (30) days after receipt of any disclosure whether the receiving party desires to file a patent application on any invention disclosed in such scientific results. In the event that the receiving party desires to file such a patent application, the disclosing party shall withhold publication or disclosure of such scientific results until the earlier of (i) the time a patent application is filed thereon, or (ii) the time the parties determine, after consultation, that no patentable invention exists, or (iii) ninety (90) days after receipt by the disclosing party of the receiving party's written notice of the receiving party's desire to file such patent application, or such other period as is reasonable for seeking patent protection. Further, if such scientific results contain the information of the receiving party that is subject to use and nondisclosure restrictions under this
Article 10, the disclosing party agrees to remove such information from the proposed publication or disclosure.

                                   ARTICLE 11
                         REPRESENTATIONS AND WARRANTIES

        11.1 Bayer. Bayer represents and warrants that: (i) it has the authority and right to enter into this Agreement and to perform all of its obligations hereunder; and (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

        11.2 Symyx. Symyx represents and warrants that: (i) it has the authority and right to extend the rights granted in this Agreement, (ii) this Agreement is a legal and valid obligation binding upon it an enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly or intentionally make any commitment or grant any rights which are inconsistent in any material way with the rights and licenses granted herein; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Symyx Technology.

        11.3 Disclaimer. Bayer and Symyx specifically disclaim any representation, warranty or guarantee that the Research Program will be successful, in whole or in part. It is understood that the failure of the parties to successfully identify Agreement Compounds in the course of the Research Program will not, alone, constitute a breach of any representation or warranty or other obligation under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SYMYX AND BAYER AND THEIR RESPECTIVE AFFILIATES

MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, SYMYX TECHNOLOGY, BAYER TECHNOLOGY, LIBRARIES, AGREEMENT COMPOUNDS, INFORMATION DISCLOSED HEREUNDER OR AGREEMENT PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PROGRAM TECHNOLOGY, SYMYX TECHNOLOGY OR BAYER TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                   ARTICLE 12
                                 INDEMNIFICATION

        12.1 Bayer. Bayer agrees to indemnify, defend and hold Symyx and its Affiliates and their directors, officers, employees, agents and their respective successors, heirs and assigns (the "Symyx Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement (other than claims of infringement of Symyx patents licensed to Bayer under this Agreement) and trade secret misappropriation matters, suits, actions or demands relating to (i) any Agreement Compounds or Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Bayer, its Sublicensees or other designees (including, without limitation, product liability claims and patent infringement claims ) other than claims of infringement of Symyx patents licensed to Bayer under this Agreement), (ii) Bayer's performance of the Research Program, and (iii) any breach by Bayer of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of Symyx.

        12.2 Symyx. Symyx agrees to indemnify, defend and hold Bayer, its Affiliates and Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the "Bayer Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters, suits, actions, demands relating to (i) any product developed, manufactured, used, sold or otherwise distributed by or on behalf of Symyx, its Affiliates, licensees or other designees (other than Bayer, its Affiliates and Sublicensees) pursuant to Section 5.1.3 herein (including, without limitation, product liability and patent infringement claims), and (ii) any breach by Symyx of its representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of Bayer.

        12.3 Procedure. In the event that any Indemnitee (either a Bayer Indemnitee or a Symyx Indemnitee) intends to claim indemnification under this
Article 12 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitee shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 12. The Indemnitee shall not, except at its own cost, voluntarily make any payment to incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.

                                   ARTICLE 13
                                   TERMINATION

        13.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Product-by-Product basis until Bayer and its Affiliates and Sublicensees have no remaining royalty payment obligations in a country, unless terminated earlier as provided in this Article 13.

        13.2 Breach.

                13.2.1 Termination of Agreement. Either party to this Agreement may terminate this Agreement as to any other party hereto in the event such other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen
(15) business days following the date that notice of such default was provided to the breaching party.

                13.2.2 Termination of Research Program. If, during the Research Program Term, Symyx shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such breach or default shall have continued for sixty (60) days after written notice thereof was provided to Symyx, Bayer may, in its discretion, choose to either (i) terminate the Agreement or (ii) upon written notice to Symyx, terminate the Research Program without terminating the Agreement. Any such termination of the Agreement or the Research Program shall become effective at the end of such sixty (60) day period unless Symyx (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period. In the event Bayer terminates the Research Program and not the Agreement, as set forth in this section 13.2.2, Bayer shall not be obligated to pay the Research Expenses as set forth in Sections 6.1 and 6.2 for research conducted after such termination. It is understood that among other things, termination of the Research Program without termination of the Agreement, as set forth in this
Section 13.2.2 shall not constitute termination of the licenses set forth in

Article 5 or the payment obligations set forth in Article 6 (other than Research Expenses); provided, however, "Program Technology" shall not include any Patent Rights or Know-How or other inventions, discoveries, data, or information, or intellectual property rights in and to such inventions, discoveries, data, or information made, conceived, reduced to practice, or otherwise developed solely or jointly by Symyx, after termination of the Research Program.

        13.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

        13.4 Effect of Expiration or Termination.

                13.4.1 Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not release either party hereto from any liability or obligation which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of these Agreement.

                13.4.2 Stock on Hand. In the event of the cancellation or termination of any license rights with respect to a Product prior to the expiration of this Agreement, inventory of the Product on hand at the time of such cancellation or termination may be sold for up to six (6) months after date of such cancellation or termination, subject to Articles 6 and 8 and the other applicable terms of this Agreement.

                13.4.3 Licenses.

                        (i) In the event of a termination by Symyx pursuant to
Section 13.2 or 13.3, the licenses and rights granted Bayer herein, other than the license set forth in Section 5.1.2, shall terminate.

                        (ii) If Bayer's rights terminate with respect to a particular Agreement Compound and/or Product for failure to meet the diligence requirements of Section 9.1, and more than one Product is being commercially developed or exploited by Bayer or its Sublicensees hereunder, then Symyx shall be entitled to terminate this Agreement only with respect to the applicable Agreement Compounds and Products.

        13.5 Survival. Sections 2.6, 2.7, 2.8, 5.1.2, 5.1.3, 5.7, 5.9, 6.3, 6.4,
6.5, 6.6, 6.7, 6.9, 6.10, 11.3, 13.4, 13.5 and Articles 4, 8, 10, 12, 14 of this
Agreement shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 14

                                  MISCELLANEOUS

        14.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of California, without reference to conflicts of laws principles.

        14.2 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

        14.3 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

        14.4 Assignment. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligation of the assignor.

        14.5 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

        14.6 Performance Warranty. Bayer hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees.

        14.7 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

        14.8 Export Control Regulations. The rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, Bayer agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, reexport, or transship, directly or indirectly, to any country, any of the technical data disclosed to Bayer by Symyx if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

        14.9 Patent Marking. Bayer agrees to mark and have its Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

        14.10 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto and shall be deemed to have been given upon receipt.

Symyx:  Symyx Technologies
        3100 Central Expressway

        Santa Clara, CA   95051         USA
        Attn:  Chief Financial Officer

Bayer:  Bayer AG
        D-51368 Leverkusen
        Germany

        Attn:  Head of Central Research
        Copy: Patents & Licensing Department

        14.11 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

        14.12 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        14.13 Complete Agreement. This Agreement with its Exhibits, and Stock Purchase Agreement executed by the parties of even date herewith constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. The Interim Research Funding Agreement is hereby terminated and superseded by this Agreement; provided, however that all information and materials subject to the confidentiality provisions of the Interim Research Funding Agreement shall be treated as Confidential Information subject to this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Symyx and Bayer.

        14.14 Dispute Resolution. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) neutral arbitrators appointed in accordance with said rules, unless the parties agree to conduct such arbitration with a single arbitrator. The arbitration shall be held in San Francisco, California, and the arbitrators shall be independent experts with a background suitable for the matters in dispute. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original and a true copy thereof. The costs of arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 14.14 shall be completed within one (1) year from the filing of notice of a request for such arbitration. The award shall be final and binding upon the parties hereto.

                14.14.1 [******]

        14.15 Remedies. It is understood that the remedies provided in Section
9.3 shall not prejudice any other rights or remedies available to Symyx hereunder or at law or equity, and shall not preclude Symyx from pursuing any rights and remedies available to Symyx with respect to any breach of this Agreement.

        14.16 Headings. The captions to the several Section hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

        14.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.



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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

SYMYX TECHNOLOGIES                  BAYER AG

By: /s/ ISY GOLDWASSER              By:  /s/ H.J. ROSENKRANZ
   -------------------------           -----------------------------
Title: President                    Title: Head of Central Research
      ----------------------              --------------------------
Date:   2/27/98                     Date:  3/3/1998
     -----------------------             ---------------------------
                                    By:  /s/ W. VAN KERCKHOFF
                                          --------------------------
                                    Title: Lic. Manager
                                          --------------------------
                                    Date:   03/03/1998
                                         ---------------------------


Exhibit A - Definitions
Exhibit B - Procedure for Lead Compound Identification
Exhibit C - Description of Initial Fields and Projects
Exhibit D - Stock Purchase Agreement

                                    EXHIBIT A
                                   DEFINITIONS

1.1 "Agreement Compound" shall mean any Lead Compound [******].

1.2 "Bayer Technology" shall mean all patents, copyrights, trade secrets, know-how, data, and other intellectual property of any kind owned, in whole or part, or controlled by Bayer during the term of this Agreement which relates to an invention conceived and reduced to practice outside the Research Program by Bayer. For purposes of clarification, Bayer Technology includes process development performed by or under authority of Bayer or its Affiliates outside of the Research Program. Bayer Technology excludes Combinatorial Chemistry Technology developed in connection with the conduct of the Research Program.

1.3 [******]

1.4 [******]

1.5 "Confidential Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as ,,Confidential" at the time it is delivered to the receiving party, (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party (iii) written information that is marked as "Confidential" that contains financial projections, business plans, marketing plans, cost projections, or manufacturing plans or other confidential business information related to commercialization or development of Products or Agreement Compounds. Data generated in the course of the Research Program concerning the activity of Agreement Compounds within the applicable Field shall be treated as Confidential Information with respect to provisions regarding disclosure of Confidential Information.

1.6 [******]

        (i) [******]

        (ii) [******]

        (iii) [******]

1.7 "Executive Committee" or "EC" shall have the meaning set forth in Section
3.1.

1.8 "Field" shall mean a defined, mutually agreed, area of research within the Research Program focused on the development of Agreement Compounds for the production of one or more Products. The initial Fields for this Agreement are described in Section 2.2.1. Each Field may include one or more Projects.

1.9 "Lead Compound" shall mean a compound contained in a library prepared by or on behalf of Symyx under the Research Program, or screened by Symyx under the Research Program, that meets the specific physical and/or chemical properties established as Lead Criteria by the



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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research Committee. Any compound that (i) is identified in a Project as having activity within the applicable Field and (ii) thereafter enters development, or is sold or otherwise commercialized, by Bayer or its Affiliates or Sublicensees shall also be deemed a Lead Compound for all purposes of this Agreement.

1.10 "Lead Criteria" shall mean the specific physical and chemical properties established by the RFC in the applicable Project Plan for identifying a Lead Compound.

1.11 "Manufacturing Costs" shall mean (i) all direct and indirect costs related to the manufacture by Bayer or its Affiliates of Products, including costs for personnel, materials, quality control, regulatory compliance, administrative expenses, subcontractors, fixed and variable manufacturing overhead costs and business unit or division costs reasonably allocable to the manufacture of Products, as determined and allocated in accordance with generally accepted accounting principles, consistently applied, excluding costs for excess manufacturing capacity not reasonably related to projected demand for Products, or (ii) with respect to Products purchased from a third party vendor, reasonable amounts actually paid to the vendor for such Products in arm's length transactions.

1.12 "Net Income" shall mean the Net Sales with respect to a Product, less: (a) Manufacturing Costs for such Product; and (b) reasonable expenses incurred by Bayer in connection with the marketing, shipping or sale of the Product, and general and administrative expenses relating thereto, all as determined and allocated in accordance with generally accepted accounting principles, consistently applied.

1.13 "Net Sales" shall mean the invoice price of any Product sold by Bayer or its Affiliates to bona fide independent third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns; (3) freight and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and other compulsory payments to governmental authorities actually paid and separately identified on the invoice or of the documentation maintained in the ordinary course of business. Net Sales shall also include the amount of fair market value of all other consideration received by Bayer or its Affiliates in respect of Products, whether such consideration is in cash, payment in kind, exchange or another form.

1.14 "Product" shall mean any product within the scope of a Field which incorporates an Agreement Compound or utilizes an Agreement Compound in its manufacture or is made utilizing a method or process within the Program Technology. (cf. 6.11 and 6.12)

1.15 "Program Technology" shall mean any Patent Right and Know-How conceived, reduced to practice, or otherwise developed by the parties in connection with the conduct of the Research Program. For purposes of clarification, Program Technology includes process development performed by or under authority of Symyx or Bayer, or jointly by Symyx and Bayer, in the course of performing the Research Program. Program Technology shall not include any Symyx Technology, Bayer Technology or Combinatorial Chemistry Technology.

        1.15.1 "Know-How" shall mean all data, instructions, processes, formulas and information, including, without limitation, chemical, physical and analytical, safety, manufacturing and quality control data and information which is necessary for the development, manufacture or use of Agreement Compounds or Products. Know-How does not include any inventions included in the Patent Rights.

       1.15.2 "Patent Rights" shall mean (i) any patent or patent application claiming an invention conceived and reduced to practice by Symyx or Bayer, or jointly by the parties, in the course of performing the Research Program which claims an Agreement Compound or a Product, or method or process for the synthesis of an Agreement Compound or Product, or a composition-of-matter containing an Agreement Compound or Product, or a method or process for the use of an Agreement Compound in or for the manufacture of a Product, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

1.16 "Project" shall mean a research effort within a Field focused on the identification and development of Lead Compounds with mutually agreed upon characteristics, or uses, for the manufacture of Product(s). Projects shall include the initial Projects referenced in Section 2.2.3, and any additional Projects that become part of the Research Program in accordance with Section 3.1.1.

1.17 "Project Plan" shall mean the written overall plan to be prepared annually by the applicable RFC for the research to be conducted with respect to a particular Project in a given year, which shall include a budget, time lines, staffing requirements and research objectives, as may be amended by the RFC from time to time.

1.18 "Research Expenses" shall have the meaning set forth in Section 6.1.

1.19 "Research Field Committee" or "RFC" shall have the meaning set forth in
Section 3.2.1.

1.20 "Research Program" shall mean all research activities conducted by Symyx and Bayer on a collaborative basis under this Agreement, with the goal of discovering Agreement Compounds within the Fields, in accordance with the Project Plans.

1.21 "Research Program Term" shall have the meaning described in Section 2.4.1.

1.22 "Sublicensee" shall mean, with respect to a particular Product, a third party to whom Bayer (or its Affiliate) has granted a license or sublicense to develop, make, import, use, offer for sale or sell such Product (each such license or sublicense referred to in this Agreement as a "Sublicense"). As used in this Agreement, ,,Sublicensee" shall also include a third party to whom Bayer has granted the right to distribute such Product, provided that such third party has the primary responsibility for marketing and promotion at its expense of such Product within the field or territory for which such distribution rights are granted.

1.23 "Specialty Product" shall mean chemicals and materials which are not Commodity Products.

1.24 "Symyx Technology" shall mean all patents, copyrights, trade secrets, know-how, data, and other intellectual property of any kind owned or controlled by Symyx during the term of this Agreement which relates to an invention conceived and reduced to practice outside the Research Program by Symyx. Symyx Technology excludes Combinatorial Chemistry Technology.

1.25 [******]



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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B
                   PROCEDURE FOR LEAD COMPOUND IDENTIFICATION

1. At such time as Symyx has identified a compound which it believes may meet the Lead Criteria for a particular project, it shall provide the data and results supporting such conclusion to the applicable RFC.

2. Symyx will, on request of Bayer, use reasonable efforts to provide reasonable quantities of such compound for Bayer to confirm whether it meets the applicable Lead Criteria.

3. The RFC shall review the results provided by Symyx and Bayer with respect to a particular Lead Compound, and if such results indicate that the applicable Lead Criteria have been satisfied, the RFC shall deem such compound to be a Lead Compound for all purposes of this Agreement.

4. In the event that the RFC requests further information or the conduct of further studies to confirm whether a particular Lead Compound meets the applicable Lead Criteria, Symyx and Bayer shall use reasonable efforts to prepare any such information and conduct any such studies.

                                    EXHIBIT C

                                 INITIAL FIELDS

[******]



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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D



                      [PREFERRED STOCK PURCHASE AGREEMENT]



                                      -33-